Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 15, 2002 relating to the consolidated financial statements, which appears in the 2001 Annual Report to Shareholders of MeadWestvaco Corporation (formerly Westvaco Corporation), which is incorporated by reference in MeadWestvaco Corporation’s Annual Report on Form 10-K for the Two-Month Transition Period ended December 31, 2001. We also consent to the reference to us as “experts” in this Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
June 27, 2002